EXHIBIT 4.1

CERTIFICATE OF INCORPORATION
OF
1ST CENTURY BANCSHARES, INC.

I, the undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “GCL”), do execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE 1
NAME

The name of the Corporation is 1st Century Bancshares, Inc. (the “Corporation”).

ARTICLE 2
ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901.   The name of its registered agent at that address is National Corporate Research, Ltd.

ARTICLE 3
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

ARTICLE 4
INCORPORATOR

The name and mailing address of the incorporator are as follows:

Jordan E. Hamburger, Esq.
Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064

ARTICLE 5
STOCK

5.1           Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 60,000,000 consisting of (i) 50,000,000 shares of common stock, par value of $0.01 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value of $0.01 per share (the “Preferred Stock”).

5.2           Common Stock. The designations, powers (including voting powers), preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

(a)           Dividends. Subject to the terms of any outstanding series of Preferred Stock and any other provisions of this Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(b)           Liquidation, Dissolution, Winding Up. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation resulting in any distribution of its assets to its stockholders, subject to the terms of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive pro rata the assets of the Company legally available for distribution to its stockholders.

(c)           Voting. Except as otherwise required by law and subject to the terms of any outstanding series of Preferred Stock, each outstanding share of Common Stock shall be entitled to one vote per share held of record by such holder on all matters presented to stockholders for a vote; provided, however, that holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the GCL.

5.3           Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, if any), preferences, and relative participating optional or other special rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The powers, preferences and relative, participating optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the date from which dividends thereon, if any, shall be cumulative.  The number of shares of any series of Preferred Stock may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares then outstanding) by a certificate executed, acknowledged and filed in accordance with the GCL setting forth a statement that such increase or decrease was authorized and directed by resolution or resolutions of the Board of Directors of the Corporation.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.  Nothing contained herein shall be deemed to limit any rights of the holders of any series of Preferred Stock as expressly granted or indicated pursuant to the terms of the applicable Preferred Stock Designation.

5.4           Action in Lieu of Meetings. Subject to rights, if any, of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders and may not be effected by any consent in writing of such stockholders.

ARTICLE 6
DIRECTORS

6.1           Number and Election of Directors. Subject to rights, if any, of any series of Preferred Stock then outstanding, the number of Directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

6.2           Term of Office. The Board of Directors elected at or as of the Effective Date shall hold office until the first annual meeting of stockholders held after the Effective Date and until their successors have been duly elected and qualified.  Thereinafter, Directors will be elected at the annual meeting of stockholders and shall hold office until the annual meeting of the stockholders next succeeding his election, or until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal.

6.3           Removal of Directors. Except for directors elected by a series of Preferred Stock then outstanding, any Director or the entire Board of Directors may be removed, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation then entitled to vote at an election of Directors, voting together as a single class.  Nothing in this Section 6.3 shall be deemed to affect any rights of the holders of any series of Preferred Stock to remove Directors pursuant to any applicable provisions of the Certificate of Incorporation.

6.4           Vacancies. Subject to the rights, if any, of any series of Preferred Stock then outstanding, and except as otherwise provided in this Certificate of Incorporation, any vacancy, whether arising through death, resignation, retirement, removal or disqualification of a Director, and any newly created directorship resulting from an increase in the number of Directors, shall be filled solely by a majority vote of the remaining Directors even though less than a quorum of the Board of Directors.  A Director so elected to fill a vacancy or newly created directorship shall serve until the next annual meeting of the stockholders, or until his or her successor shall have been duly elected and qualified or until such Director’s death, resignation or removal.  No decrease in the number of directors shall shorten the term of any incumbent director.

6.5           Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 7
LIABILITY AND INDEMNITY

7.1           Limitation of Liability of Directors. No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent that such elimination or limitation of liability is not permitted under the GCL, as the same exists or may hereafter be amended.

7.2           Right to Indemnification. To the fullest extent permitted by law, the Corporation shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that such person, or the person for whom he is the legal representative, is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (any such person, a “Indemnitee”), against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement (“expenses”) actually and reasonably incurred by such person in connection with such proceeding; provided, however, that except as otherwise provided in Section 7.4, the Corporation shall only be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person if the commencement of such proceeding (or part thereof) was authorized by the Board of Directors.

7.3           Prepayment of Expenses.  The Corporation shall pay the expenses incurred by a Indemnitee in defending any proceeding in advance of its final disposition, provided that, to the extent required by law, the payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise.  The Corporation may pay the expenses incurred by any other person in defending any proceeding in advance of its final disposition upon such terms and conditions as the Board of Directors deems appropriate.

7.4           Claims.  If a claim for indemnification or advancement of expenses under Section 7.2 or Section 7.3 is not paid in full within sixty (60) days after a written claim therefor by a Indemnitee has been received by the Corporation, such Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action, the Corporation shall have the burden of proving that such Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

7.5           Repeal or Modification.  Any amendment, repeal or modification of the provisions of this Article or applicable law shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring before the time of such amendment, repeal or modification regardless of whether the proceeding is brought or threatened before or after the time of such amendment, repeal or modification.

7.6           Non-Exclusivity of Rights.  The right to indemnification and advancement of expenses conferred on any person by this Article shall not be exclusive of any other rights such person may have or acquire under any other provision hereof, the Bylaws or by law, agreement, vote of stockholders or disinterested Directors or otherwise.

7.7           Survival of Rights.  The right to indemnification and prepayment of expenses conferred on any person by this Article shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

7.8           Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against any liability or expenses incurred by such person in connection with a proceeding, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or by law.

7.9           Other Sources.  The Corporation’s obligation, if any, to indemnify or advance expenses to any Indemnitee who was or is serving at the Corporation’s request as a director or officer of another corporation or a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

7.10           Other Indemnification and Advancement of Expenses.  This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE 8
BYLAWS AND CERTIFICATE OF INCORPORATION

8.1           Creation, Amendment and Repeal of Bylaws.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise.

8.2           Amendment of Certificate of Incorporation.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section 8.2 of Article 8.

ARTICLE 9
SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

The Corporation shall be governed by Section 203 of the General Corporation Law of the State of Delaware as it may be amended from time to time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf this 10th day of August, 2007.

By:	/s/ Jordan E. Hamburger
Name: Jordan E. Hamburger